UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 26, 2021

HAWAIIAN HOLDINGS INC
(Exact name of registrant as specified in its charter)

Delaware	001-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
(Address of principal executive offices, including zip code)

(808) 835-3700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	HA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01    Other Events.

In connection with the ongoing financing activities of Hawaiian Holdings, Inc. (the “Company”), the Company is issuing this Current Report on Form 8-K and intends to provide prospective investors the disclosures below.

Financial Results for the Fourth Fiscal Quarter and Fiscal Year 2020

Hawaiian Holdings Reports 2020 Fourth Quarter and Full Year Financial Results

HONOLULU — January 26, 2021 — Hawaiian Holdings, Inc. (NASDAQ: HA) (the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported its financial results for the fourth quarter and full year 2020.

Fourth Quarter 2020 - Key Financial Metrics
	GAAP	YoY Change	Adjusted	YoY Change
Net Loss	$(162.6)M	$(212.3)M	$(172.8)M	$(218.8)M
Diluted EPS	$(3.50)	$(4.57)	$(3.71)	$(4.70)
Pre-tax Margin	(152.8)%	(162.4) pts.	(145.2)%	(154.1) pts.

Full Year 2020 - Key Financial Metrics
	GAAP	YoY Change	Adjusted	YoY Change
Net Loss	$(510.9)M	$(734.9)M	$(551.0)M	$(769.9)M
Diluted EPS	$(11.08)	$(15.79)	$(11.96)	$(16.56)
Pre-tax Margin	(82.9)%	(93.7) pts.	(87.2)%	(97.7) pts.

Statistical data, as well as a reconciliation of the reported non-GAAP financial measures, can be found in the accompanying tables.

Liquidity and Capital Resources

As of December 31, 2020 the Company had:

•Unrestricted cash, cash equivalents and short-term investments of $864 million.
•Outstanding debt and finance lease obligations of $1.3 billion.
•Air traffic liability of $534 million.

In January 2021, the Company applied to participate in the Payroll Support Program Extension program (the "PSP Extension"), part of the Consolidated Appropriations Act of 2021, and expects to receive approximately $168 million in funds through the program.

Fourth Quarter 2020

On October 15, 2020, the Company reached an important inflection point in its recovery from the COVID-19 pandemic with the re-opening of Hawai‘i to tourism through the launch of the State of Hawai‘i's pre-travel testing program, which allows guests to avoid quarantine with evidence of a negative COVID-19 test, subject to certain island-specific requirements.

During the fourth quarter, the Company reinstated non-stop service from Honolulu to Las Vegas, Phoenix, San Jose, Oakland, New York and Boston, restoring service to all of its pre-pandemic origin points on the U.S. mainland, as well as non-stop service from Honolulu to Tokyo-Haneda, Japan; Osaka, Japan; and Seoul, South Korea. While the Company doubled its capacity as compared to the third quarter of 2020, its capacity was down 72% compared to the same period in 2019.

As testing is key to the resumption of Hawai‘i travel, the Company launched an array of testing options for travelers, including access to mail-in test kits and proprietary drive-through testing labs in select U.S. mainland gateways.

To increase liquidity, the Company raised approximately $41 million in net proceeds through the sale of approximately 2.1 million shares of common stock under the Company’s at-the-market offering program (ATM Program) during the fourth quarter. The Company may sell up to 5 million shares in total under the ATM Program.

On October 1, 2020, the Company implemented both permanent and extended voluntary leave programs with each of its workgroups. In total, the Company reduced its workforce by approximately 2,400 employees, or more than 32 percent of all employees, of which approximately 2,100 were through voluntary means. As of January 26, 2021, all employees who were subject to an involuntary furlough between October 1, 2020 and January 15, 2021 have been sent recall notices pursuant to the PSP Extension.

In October 2020, the Company executed an amendment with the U.S. Treasury increasing the total amount of the CARES Act Economic Relief Program (ERP) loan under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) from $420 million to $622 million, of which $577 million is undrawn. The Company has until May 28, 2021 to determine how much of the remaining ERP funds to borrow.

In October 2020, the Company reached an agreement with Boeing to delay 787-9 deliveries under its purchase agreement for 10 aircraft. The Company expects to take delivery of 787-9 aircraft from 2022 to 2026 with its first aircraft to be delivered in September 2022.

Guest Experience

During the fourth quarter, the Company continued its enhanced cleaning procedures and guest-facing protocols in an effort to minimize the risk of transmission of COVID-19, including:

•Performing enhanced aircraft cleaning between flights and during overnight parking, including recurring electrostatic spraying of all aircraft.
•Frequent cleaning and disinfecting of counters and self-service check-in kiosks in airports.
•Ensuring hand sanitizers are readily available for guests at airports we serve.
•Requiring guests and guest facing employees to wear a face mask or covering, with guests required to wear masks from check-in to deplaning (except when eating or drinking on board).
•Modifying boarding and deplaning processes.
•Modifying in-flight service to minimize close interactions between crew members and guests.
•Eliminating change fees on all domestic and international flights in order to provide guests with travel flexibility across the Company's network.

During the first quarter of 2021, the Company, in coordination with the State of Hawai‘i, will implement the Hawai‘i Pre-Clear Program across its mainland network to improve the arrivals process for its guests by validating the State's pre-travel testing requirement prior to departure.

First Quarter 2021 Outlook

The Company announced on December 8, 2020 that it will launch four new routes in March and April 2021; nonstop flights from Honolulu to Austin, Texas; Orlando, Florida, and Ontario, California as well as a new flight from Long Beach, California to Maui.

The Company expects its first quarter 2021 capacity to be down about 50% compared to the first quarter of 2019, with the State of Hawai‘i's pre-travel testing program anticipated to remain in place throughout the first quarter.

The Company expects its full year 2021 capital expenditures to be approximately $50 - $70 million.

Statistical information, as well as a reconciliation of the non-GAAP financial measures, can be found in the accompanying tables.

Other Recent Developments

Recent Developments

Impact of COVID-19

Due to the rapid and unprecedented spread of COVID-19, what began with the Company’s suspension of service to South Korea and Japan in late February 2020 accelerated in March 2020 when governments instituted requirements of self-isolation or quarantine for incoming travel. This was followed by the announcement in late March 2020 and early April 2020 of a 14-day mandatory quarantine for all travelers to and within the State of Hawai‘i, respectively. On December 17, 2020, the mandatory self-quarantine period in the State of Hawai‘i was reduced from 14 to 10 days. These restrictions, combined with the ongoing spread and impact of the COVID-19 pandemic globally, have continued to significantly suppress customer demand, which remains at historically low levels.

Restrictions on travel to and within the State of Hawai‘i as well as travel to and from various international locations (including international locations within the Company’s network) remain in effect. Since October 15, 2020, the State of Hawai‘i has allowed travelers coming to Hawai‘i from the mainland U.S. to bypass the 10-day quarantine requirement with proof of a negative COVID-19 test from a state-approved testing partner (the “pre-travel testing program”), and the pre-travel testing program has since been expanded to include international travelers from Japan and Canada. The State of Hawai‘i and counties within the state continue to evaluate and update testing requirements for travel to and within the state, including the required timing of receipt of testing results and the expansion of the pre-travel testing program to travelers from other international locations.

Following the announcement and implementation of the pre-travel testing program, the Company saw an increase in bookings and has begun rebuilding its North America, Neighbor Island and International flight schedules commensurate with anticipated increases in demand. During the fourth quarter, the Company reinstated non-stop service from Honolulu, Hawai‘i to Las Vegas, Nevada, Phoenix, Arizona, San Jose and Oakland, California, New York, New York and Boston, Massachusetts, thereby restoring service to all of the Company’s pre-pandemic origin points on the U.S. mainland, as well as non-stop service from Honolulu to Tokyo-Haneda and Osaka, Japan, and Seoul, South Korea. While the Company doubled its capacity during the fourth quarter of 2020, as compared to the third quarter of 2020, the Company’s capacity was down approximately 72% compared to the same period in 2019. In December 2020, the Company announced the addition of three new U.S. mainland destinations: Austin, Texas, Orlando, Florida, and Ontario, California with service to and from Honolulu, Hawai‘i beginning on April 21, March 11, and March 16, 2021, respectively. The Company also announced expanded service with a daily non-stop flight between Kahului, Hawai‘i and Long Beach, California beginning in March 2021.

New bookings for travel from the Company’s mainland markets for January through March 2021 have moderated somewhat since the period immediately following the implementation of the pre-travel testing program and are currently at about one-third of 2019 levels. The Company attributes this to recent changes in the pre-travel testing program, the resurgence of COVID-19 infections in the U.S. and internationally, implementation of restrictions and quarantines in certain key origin points, and other factors affecting public sentiment.

While certain markets have reopened, others, particularly international markets, remain closed or continue to enforce extended quarantines, including as new strains of COVID-19 are identified. There can be no assurance whether, at some point, the State of Hawai‘i or counties within the state may limit or suspend the pre-travel testing program should the prevalence of the COVID-19 pandemic worsen. For example, the County of Kaua‘i suspended its participation in the statewide pre-travel testing program in late November and, effective January 5, 2021, resumed its participation in the pre-travel testing program for interisland travelers and instituted an Enhanced Movement Quarantine pre- and post-travel testing program for transpacific travelers. The U.S. government and international governments could also impose, extend or otherwise modify existing, travel restrictions on international travel into the United States. For example, on January 21, 2021, President Biden issued an Executive Order Promoting COVID-19 Safety in Domestic and International Travel, which will require international travelers to produce proof of a recent negative COVID-19 test prior to entry and comply with other applicable guidelines issued by the U.S. Centers for Disease Control and Prevention concerning international travel, including recommended periods of self-quarantine after entry into the U.S. Details of these requirements are forthcoming. While the impact of such regulatory changes remains uncertain, pre-travel testing and quarantine requirements may decrease new bookings and increase cancellations of current bookings. As a result of all the above factors and the Company’s results to date, the Company expects its bookings, revenue and results of operations to continue to be volatile with revenue trends experienced in the fourth quarter of 2020 to continue in the first quarter of 2021. These results and trends may decrease from its existing or anticipated levels, which decrease could be material. The Company will continue to assess its routes and schedule in response to changes in demand, including related to the COVID-19 pandemic.

In response to the COVID-19 pandemic, the Company has implemented enhanced safety protocols focusing on its employees and guests, while at the same time working to mitigate the impact of the pandemic on its financial position and operations.

Guest and Employee Experience. The Company has enhanced cleaning procedures and guest-facing protocols in an effort to minimize the risk of transmission of COVID-19. These procedures are in line with current recommendations from leading public health authorities and include:

•Performing enhanced aircraft cleaning between flights and during overnight parking, including recurring electrostatic spraying of all aircraft.
•Frequent cleaning and disinfecting of counters and self-service check-in kiosks in airports.
•Ensuring hand sanitizers are readily available for guests at airports the Company serves.
•Requiring guests and guest facing employees to wear a face mask or covering, with guests required to keep them on from check-in to deplaning (except when eating or drinking on board).
•Modifying boarding and deplaning processes.
•Modifying in-flight service to minimize close interactions between crew members and guests.
•Eliminating change fees on all domestic and international flights in order to provide guests with travel flexibility across the Company’s network.
•Launching a program to offer guests pre-travel COVID-19 testing through mail-in kits and proprietary drive-through testing labs in an increasing number of the Company’s U.S. mainland gateways.

During the first quarter of 2021, the Company plans, in coordination with the State of Hawai‘i, to implement the Hawai‘i Pre-Clear Program across the Company’s mainland network, which is intended to enhance the arrival process for the Company’s guests by validating the State’s pre-travel testing requirement prior to departure.

Capacity Impacts. In response to reduced passenger demand as a result of the COVID-19 pandemic, the Company significantly reduced system capacity beginning late in the first quarter of 2020 to a level that maintained essential services and made adjustments to better align capacity with passenger demand throughout 2020. The Company expects to continue to adjust capacity throughout 2021 based upon expected passenger demand.

During the quarter and year ended December 31, 2020, the Company reduced capacity by 72.4% and 63.3%, respectively, as compared to the same periods in the prior year. For the first quarter of 2021, the Company expects system capacity to decrease approximately 50% as compared to the same period in 2019. In the first quarter, the Company currently expects to operate just over 70% of its North America schedule and 12% of its international schedule compared to 2019, respectively.

Expense Management. In response to the reduction in revenue the Company experienced in 2020, the Company has implemented, and will continue to implement, as necessary, cost savings and liquidity measures, including:

•In 2020, the Company commenced various initiatives to reduce labor costs as follows:
◦During the first quarter, the Company instituted a temporary hiring freeze, except with respect to operationally critical and essential positions.
◦During the second quarter, the Company operationalized various temporary voluntary leave and vacation purchase programs to balance the Company’s workforce with the Company’s reduced levels of operations.
◦During the third quarter, the Company announced and completed voluntary separation and temporary leave programs across each of the Company’s labor groups. Additionally, the Company completed a majority of its involuntary separations, most of which were effective October 1, 2020. Combined, separation and temporary leave programs resulted in an approximately 32% reduction of the Company’s total workforce. All employees who were subject to an involuntary termination or involuntary furlough between October 1, 2020 and January 15, 2021 were recalled and offered an opportunity to return to employment pursuant to the PSP Extension Agreement (as defined below).
◦The Company’s officers reduced their base salaries between 10% and 50% through September 30, 2020, and members of the Company’s Board of Directors also reduced their compensation through September 30, 2020.
•The Company reduced capital expenditures for 2020 and continues to vigorously evaluate non-essential, non-aircraft capital expenditures. During the year ended December 31, 2020, capital expenditures were approximately $105.3 million, a decrease of 73.5% compared to the same period in 2019. The Company expects capital expenditures in 2021 will range between $50 to $70 million.
•On October 26, 2020, the Company amended its purchase agreement with Boeing to, among other things, change the delivery schedule of Boeing’s 787-9 aircraft from 2021 through 2025 to 2022 through 2026, with the first delivery now scheduled in September 2022.
The Company may implement further discretionary changes and other cost reduction and liquidity preservation measures as needed to address the volatile and rapidly changing dynamics of passenger demand and changes in revenue, regulatory and public health directives, prevailing government policy and financial market conditions.

Cash Flow and Liquidity Management. The Company’s cash, cash equivalents and short-term investments as of December 31, 2020 was approximately $864 million as a result of various actions taken to increase liquidity and strengthen the Company’s financial position during 2020, including, but not limited to:

•During the first quarter, the Company fully drew down its previously undrawn $235.0 million revolving credit facility.
•During the first quarter, the Company suspended its stock repurchase program and on April 22, 2020, the Company suspended dividend payments.
•During the second and third quarters, the Company received $240.6 million in grants and $60.3 million in loans pursuant to the Payroll Support Program under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).
•During the third quarter, the Company entered into a Loan Agreement with the U.S. Department of Treasury (“Treasury”) pursuant to the Economic Relief Program (“ERP”) under the CARES Act to obtain a secured term loan which permits the Company to borrow up to $420.0 million. On October 23, 2020, the Company amended and restated its Loan Agreement with the Treasury to increase the maximum available to be borrowed by the Company to $622 million. As of December 31, 2020, the Company had borrowed $45.0 million under the ERP. The Company has until May 28, 2021 to determine how much of the remaining ERP funds to borrow.
•During the third quarter, the Company completed $376.0 million in aircraft financings, including the issuance of enhanced equipment trust certificates and two sale and lease back transactions.
•In December, the Company entered into an equity distribution agreement in connection with an “at-the-market” offering relating to the issuance and sale, from time to time, of up to five million shares of its common stock (the “ATM Program”). As of December 31, 2020, the Company raised approximately $41.2 million through the sale of approximately 2.1 million shares at an average price of $19.79 per share. The Company paused its ATM Program between December 24, 2020 and January 28, 2020 and anticipates recommencing sales under the ATM Program during the first quarter of 2021.

The Company will continue to explore and pursue options to raise additional financing as opportunities arise.

The Company’s cash burn1 for the fourth quarter of 2020 was $1.7 million per day, approximately a 35% improvement from the third quarter of 2020 of $2.6 million per day, and more favorable than its previously disclosed forecast of $2.2 million per day. The Company forecasts its cash burn for the first quarter of 2021 to be $2.3 million per day to $2.7 million per day. As the Company continues to rebuild its operations to meet expected demand, it expects to incur additional operating expenses in the first quarter of 2021 as compared to the fourth quarter of 2020. The Company’s cash burn for the first quarter of 2021 will be highly dependent on bookings during the quarter, which may continue to be volatile and may be negatively impacted by any changes in the pre-travel testing program implemented by the State of Hawai‘i, the recent resurgence of COVID-19 infections
1 Cash burn includes net sales, operating cash outflows, debt service, interest payments, capital expenditures, tax refunds, and severance payments.

in the United States and internationally, the identification of new, more infectious strains of the COVID-19 virus, the implementation or extension of travel-related restrictions and quarantines in certain key origin points, and other factors affecting public sentiment.

Load Factor. The Company’s flown load factor for the fourth quarter of 2020 was 40%.

Consolidated Appropriations Act, 2021

On January 15, 2021, the Company entered into a Payroll Support Program Extension Agreement as part of the Consolidated Appropriations Act, 2021 (the “PSP Extension Agreement”), pursuant to which the Company expects to receive approximately $168 million in funds to be used exclusively for the purpose of continuing to pay employee salaries, wages and benefits, including the payment of lost wages, salaries and benefits to certain returning employees for the period between December 1, 2020 and January 15, 2021. In connection with the PSP Extension Agreement, the Company issued a note to Treasury, which will increase to a total principal sum of approximately $20.3 million as Hawaiian receives installments of funds from Treasury, and entered into a Warrant Agreement pursuant to which the Company expects to issue to Treasury warrants to purchase approximately 113,940 shares of the Company’s common stock at an exercise price of $17.78 per share. Refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2021 for further information.

Long-term Debt

Long-term debt, net of unamortized discounts and issuance costs, is outlined as follows:

	December 31,
	2020	2019
	(in thousands)
Class A EETC-13, fixed interest rate of 3.9%, semiannual principal and interest payments, remaining balance due at maturity in January 2026(1)	$214,923	$229,866
Class B EETC-13, fixed interest rate of 4.95%, semiannual principal and interest payments, remaining balance of due at maturity in January 2022(1)	75,565	82,036
Japanese Yen denominated financing, fixed interest rate of 1.05%, quarterly principal and interest payments, remaining balance due at maturity in May 2030	37,526	39,170
Japanese Yen denominated financing, fixed interest rate of 1.01%, semiannual principal and interest payments, remaining balance due at maturity in June 2030	33,573	36,616
Japanese Yen denominated financing, fixed interest rate of 0.65%, quarterly principal and interest payments, remaining balance due at maturity in March 2025	121,480	133,970
Japanese Yen denominated financing, fixed interest rate of 0.76%, semiannual principal and interest payments, remaining balance due at maturity in September 2031	86,018	88,739
Revolving credit facility, variable interest rate of LIBOR plus a margin of 2.25%, monthly interest payments, principal balance due at maturity in December 2022	235,000	—
Class A EETC-20, fixed interest rate of 7.375%, semiannual principal and interest payments, remaining balance due at maturity in September 2027	216,976	—
Class B EETC-20, fixed interest rate of 11.25%, semiannual principal and interest payments, remaining balance due at maturity in September 2025	45,010	—
CARES Act Payroll Support Program, fixed interest rate of 1.0% for the first through fifth years and variable interest of SOFR plus a margin of 2.0% for the sixth year through maturity, semiannual interest payments, principal balance due at maturity in April 2030 through September 2030	60,278	—
CARES Act Economic Relief Program, variable interest rate of LIBOR plus a margin of 2.5%, quarterly interest payments, principal balance due at maturity in June 2024	45,000	—
Unamortized debt discount and issuance costs	(21,525)	(9,870)
Total debt	$1,149,824	$600,527
Less: Current maturities of long-term debt	(115,019)	(53,273)
Long-Term Debt, less discount	$1,034,805	$547,254
_______________________________________________________________________________
(1) The equipment notes underlying these EETCs are the direct obligations of Hawaiian.

Schedule of Maturities of Long-Term Debt

As of December 31, 2020, the scheduled maturities of long-term debt are as follows (in thousands):

2021	$117,717
2022	359,967
2023	89,960
2024	132,869
2025	108,969
Thereafter	361,867
$1,171,349

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, expectations and plans with respect to the addition of expanded service to existing and the addition of new destinations, the levels of new bookings from the Company’s mainland markets for January through March 2021, whether the U.S. government, State of Hawai‘i or counties within the state or other governments will change travel rules and regulations and what the details of any such rules or regulations might be, the impact of any government rules or regulations on bookings, cancellations and revenue, continued revenue trends and results, the impact of the COVID-19 pandemic, related government regulations and customer demand on the Company’s routes, schedule and capacity, the percentage of the Company’s network that it plans to operate, the amount of operating expenses that the Company will incur in the first quarter of 2021, the implementation of the Hawai‘i Pre-Clear Program across the Company’s mainland network, the need to implement and the implementation of future cost savings and liquidity measures, expected capital expenditures in 2021, the first expected delivery of Boeing’s 787-9, any other changes the Company might implement to respond to the volatile and rapidly changing environment, whether and when the Company recommences sales under the at-the-market program, whether the Company raises additional capital as financing opportunities arise, the Company’s cash burn for the first quarter of 2021 and which factors might materially impact the Company’s cash burn, and the amount of money the Company expects to receive pursuant to the PSP Extension Agreement. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” “will,” variations of such words, and similar expressions are also intended to identify such forward-looking statements.

These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and assumptions relating to the Company’s operations and business environment, all of which may cause outcomes to be materially different from any expected outcomes, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation: the effectiveness of the Company’s cost cutting plans; the continuing and developing effects of the COVID-19 pandemic, including its impact on the demand for air travel; the expected duration of the State of Hawai‘i and local mandated quarantine requirements, the pre-travel COVID-19 test alternative and the potential imposition of further restrictions on travel in the future; the Company’s dependence on tourist travel; the availability of aircraft fuel, aircraft parts and personnel; the Company’s ability to continue to generate sufficient cash; changes in the Company’s future capital needs; and other macroeconomic, political and regulatory developments.

The risks, uncertainties and assumptions described above also include the risks, uncertainties and assumptions discussed from time to time in the Company’s other public filings and public announcements, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q, the supplemental risk factors below, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to the Company on the date hereof. Except as required by law, the Company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Supplemental Risk Factors

The Company is supplementing the risk factors previously disclosed in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 with the risk factors attached hereto as Exhibit 99.1.

Financial Tables

Table 1.
Hawaiian Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data) (unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	% Change	2020	2019	% Change
	(in thousands, except per share data)
Operating Revenue:
Passenger	$91,791	$648,782	(85.9)%	$664,799	$2,597,772	(74.4)%
Other	57,892	59,355	(2.5)%	180,014	234,456	(23.2)%
Total	149,683	708,137	(78.9)%	844,813	2,832,228	(70.2)%
Operating Expenses:
Wages and benefits	149,833	185,659	(19.3)%	387,910	723,656	(46.4)%
Aircraft fuel, including taxes and delivery	26,338	137,283	(80.8)%	161,363	542,573	(70.3)%
Aircraft rent	26,770	27,131	(1.3)%	103,890	118,904	(12.6)%
Maintenance materials and repairs	28,504	67,233	(57.6)%	121,571	249,772	(51.3)%
Aircraft and passenger servicing	11,557	43,972	(73.7)%	58,016	164,275	(64.7)%
Commissions and other selling	11,453	33,618	(65.9)%	46,297	130,216	(64.4)%
Depreciation and amortization	36,149	39,632	(8.8)%	151,665	158,906	(4.6)%
Other rentals and landing fees	16,209	33,845	(52.1)%	73,808	129,622	(43.1)%
Purchased services	22,044	33,261	(33.7)%	99,050	131,567	(24.7)%
Special items	5,704	—	100.0%	184,111	—	100.0%
Other	24,600	37,219	(33.9)%	104,743	155,260	(32.5)%
Total	359,161	638,853	(43.8)%	1,492,424	2,504,751	(40.4)%
Operating Income (Loss)	(209,478)	69,284	(402.3)%	(647,611)	327,477	(297.8)%
Nonoperating Income (Expense):
Other nonoperating special items	1,329	—		(5,682)	—
Interest expense and amortization of debt discounts and issuance costs	(13,827)	(6,596)		(40,439)	(27,864)
Interest income	1,003	3,378		8,731	12,583
Capitalized interest	653	779		3,236	4,492
Other components of net periodic benefit cost	711	(920)		1,300	(3,864)
Gains (losses) on fuel derivatives	3	494		(6,930)	(6,709)
Other, net	(9,153)	1,490		(12,657)	(1,119)
Total	(19,281)	(1,375)		(52,441)	(22,481)
Income (Loss) Before Income Taxes	(228,759)	67,909		(700,052)	304,996
Income tax expense (benefit)	(66,199)	18,192		(189,117)	81,012
Net Income (Loss)	$(162,560)	$49,717		$(510,935)	$223,984
Net Income (Loss) Per Common Stock Share:
Basic	$(3.50)	$1.07		$(11.08)	$4.72
Diluted	$(3.50)	$1.07		$(11.08)	$4.71
Weighted Average Number of Common Stock Shares Outstanding:
Basic	46,458	46,402		46,100	47,435
Diluted	46,458	46,658		46,100	47,546
Cash Dividends Declared Per Common Share	$—	$0.12		$0.12	$0.48

Table 2.
Hawaiian Holdings, Inc.
Selected Statistical Data
(in thousands, except as otherwise indicated) (unaudited)

	Three Months Ended December 31,						Twelve Months Ended December 31,
	2020		2019			% Change	2020		2019			% Change
	(in thousands, except as otherwise indicated)
Scheduled Operations (a) :
Revenue passengers flown	480		2,893			(83.4)%	3,353		11,737			(71.4)%
Revenue passenger miles (RPM)	569,608		4,520,090			(87.4)%	4,558,045		17,808,913			(74.4)%
Available seat miles (ASM)	1,431,771		5,242,919			(72.7)%	7,527,383		20,568,476			(63.4)%
Passenger revenue per RPM (Yield)	16.11	¢	14.35	¢		12.3%	14.59	¢	14.59	¢		—%
Passenger load factor (RPM/ASM)	39.8%		86.2%		(46.4)	pt.	60.6%		86.6%		(26.0)	pt.
Passenger revenue per ASM (PRASM)	6.41	¢	12.37	¢		(48.2)%	8.83	¢	12.63	¢		(30.1)%
Total Operations (a) :
Revenue passengers flown	485		2,898			(83.3)%	3,362		11,751			(71.4)%
RPM	580,977		4,526,797			(87.2)%	4,576,623		17,826,887			(74.3)%
ASM	1,453,062		5,255,202			(72.4)%	7,560,486		20,596,711			(63.3)%
Passenger load factor (RPM/ASM)	40.0%		86.1%		(46.1)	pt.	60.5%		86.6%		(26.1)	pt.
Operating revenue per ASM (RASM)	10.30	¢	13.47	¢		(23.5)%	11.17	¢	13.75	¢		(18.8)%
Operating cost per ASM (CASM)	24.72	¢	12.16	¢		103.3%	19.74	¢	12.16	¢		62.3%
CASM excluding aircraft fuel and non-recurring items (b)	22.51	¢	9.54	¢		136.0%	18.35	¢	9.54	¢		92.3%
Aircraft fuel expense per ASM (c)	1.82	¢	2.62	¢		(30.5)%	2.13	¢	2.62	¢		(18.7)%
Revenue block hours operated	10,968		56,246			(80.5)%	82,711		218,801			(62.2)%
Gallons of jet fuel consumed	21,250		68,454			(69.0)%	106,225		270,001			(60.7)%
Average cost per gallon of jet fuel (actual) (c)	$1.24		$2.01			(38.3)%	$1.52		$2.01			(24.4)%
Economic fuel cost per gallon (c)(d)	$1.29		$2.05			(37.1)%	$1.60		$2.06			(22.3)%

(a)    Includes the operations of the Company's contract carrier under a capacity purchase agreement. Total Operations includes both scheduled and chartered operations.
(b)    See Table 4 for a reconciliation of GAAP operating expenses to operating expenses excluding aircraft fuel and non-recurring items.
(c)    Includes applicable taxes and fees.
(d)    See Table 3 for a reconciliation of GAAP fuel costs to economic fuel costs.

Table 3.
Hawaiian Holdings, Inc.
Economic Fuel Expense
(in thousands, except per-gallon amounts) (unaudited)

The Company believes that economic fuel expense is a good measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period. The Company defines economic fuel expense as GAAP fuel expense plus losses/(gains) realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	% Change	2020	2019	% Change
	(in thousands, except per-gallon amounts)
Aircraft fuel expense, including taxes and delivery	$26,338	$137,283	(80.8)%	$161,363	$542,573	(70.3)%
Realized losses on settlement of fuel derivative instruments	1,137	3,108	(63.4)%	9,035	12,403	(27.2)%
Economic fuel expense	$27,475	$140,391	(80.4)%	$170,398	$554,976	(69.3)%
Fuel gallons consumed	21,250	68,454	(69.0)%	106,225	270,001	(60.7)%
Economic fuel costs per gallon	$1.29	$2.05	(37.1)%	$1.60	$2.06	(22.3)%

Table 4.
Hawaiian Holdings, Inc.
Non-GAAP Financial Reconciliation (unaudited)

The Company evaluates its financial performance utilizing various GAAP and non-GAAP financial measures, including net income, diluted net income per share, CASM, PRASM, RASM, Passenger Revenue per RPM, EBITDAR, and pre-tax margin. Pursuant to Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis.  The adjustments are described below:

•During the three and twelve months ended December 31, 2020, the effective tax rate included a tax benefit of $15.9 million and $45.4 million, respectively, resulting from the rate differential between the prevailing tax rate of 21% during the years that generated net operating losses and the previous tax rate of 35% that was in effect during the years to which net operating losses were carried back as a result of the enactment of the CARES Act.

•During the twelve months ended December 31, 2020, the Company recognized $240.6 million in contra-expense related to grant proceeds from the PSP. The grant proceeds were recognized in proportion to estimated wages and benefits expense over the period the PSP covers. The Company utilized all proceeds from the PSP as of December 31, 2020.

•Changes in fair value of fuel derivative contracts, net of tax, are based on market prices for open contracts as of the end of the reporting period, and include the unrealized amounts of fuel derivatives (not designated as hedges) that will settle in future periods and the reversal of prior period unrealized amounts.

•Changes in fair value of foreign currency derivative contracts, net of tax, are based on market prices for open contracts as of the end of the reporting period, including the unrealized amounts of foreign currency derivatives (not designated as hedges) that will settle in future periods and the reversal of prior period unrealized amounts.
•Unrealized loss (gain) on foreign debt is based on fluctuation in exchange rates and the measurement of foreign-denominated debt to the Company's functional currency.

•The Company recorded the following as special items:

◦During the three months ended March 31, 2020, a charge of $20.2 million was recorded for the ratification of a collective bargaining agreement with the Association of Flight Attendants in April 2020 (related to service prior to January 1, 2020).
◦During the three months ended March 31, 2020, a special charge of $106.7 million was recorded for goodwill impairment resulting from the decline in the market value of the Company's equity (i.e., share price), and the Company's inability to support the carrying value of goodwill on its financial statements.

◦During the three months ended June 30, 2020, an impairment charge of $27.5 million was recorded related to the Company's ATR-42 and ATR-72 fleets. An additional impairment charge of $3.4 million was recorded related to the Company's commercial real estate subsidiary.

◦During the three months ended June 30, 2020, the Company recorded $3.1 million of charges related to write-downs of projects permanently suspended as a result of the COVID-19 pandemic.

◦During the three months ended September 30, 2020, the Company recorded $24.5 million in special items related to its voluntary and involuntary separation programs, of which $17.5 million was recorded as an operating special item related to severance and benefits and $7.0 million was recorded as a non-operating special item related to termination benefits and curtailment loss.

◦During the three months ended December 31, 2020, the Company recorded long-lived asset impairment of approximately $5.4 million, comprised of an additional write-down of its ATR-42 and ATR-72 fleet of approximately $4.9 million as a result of ongoing market uncertainty attributed to the COVID-19 pandemic and the write-off of approximately $0.5 million in capitalized software projects that were permanently suspended in response to the continuing impacts of the COVID-19 pandemic. Additionally, the Company recorded $0.3 million related to additional costs for the finalization of the voluntary and involuntary separation programs discussed above.

◦During the three months ended December 31, 2020, the Company completed its accounting for voluntary and involuntary separation programs initiated in the third quarter of 2020, resulting in the reversal of non-operating special items of approximately $1.3 million.

The Company believes that adjusting for the impact of an effective tax rate differential, the receipt of grant proceeds, changes in fair value of fuel derivative contracts and foreign currency derivative contracts, fluctuations in foreign exchange rates, special items, and the sale of aircraft and aircraft equipment helps investors better analyze the Company's operational performance and compare its results to other airlines in the periods presented.

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020		2019		2020		2019
	Total	Diluted Per Share	Total	Diluted Per Share	Total	Diluted Per Share	Total	Diluted Per Share
	(in thousands, except per share data)
GAAP net income (loss), as reported	$(162,560)	$(3.50)	$49,717	$1.07	$(510,935)	$(11.08)	$223,984	$4.71
CARES Act - carryback of additional NOLs	(15,879)	(0.34)	—	—	(45,416)	(0.99)	—	—
CARES Act grant recognition	—	—	—	—	(240,648)	(5.22)	—	—
Changes in fair value of fuel derivative instruments	(1,140)	(0.02)	(3,602)	(0.08)	(2,105)	(0.05)	(5,694)	(0.13)
Unrealized loss on non-designated foreign exchange positions	904	0.02	—	—	1,327	0.03	—	—
Change in unrealized loss (gain) on foreign debt	7,218	0.16	(1,558)	(0.03)	14,759	0.32	696	0.02
Gain on sale of aircraft	—	—	—	—	—	—	(1,948)	(0.04)
Special items	5,704	0.12	—	—	184,111	3.99	—	—
Nonoperating special items	(1,329)	(0.03)	—	—	5,682	0.12	—	—
Tax effect of adjustments	(5,765)	(0.12)	1,370	0.03	42,252	0.92	1,845	0.04
Adjusted Net Income (Loss)	$(172,847)	$(3.71)	$45,927	$0.99	$(550,973)	$(11.96)	$218,883	$4.60

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(in thousands)
Income (Loss) Before Income Taxes	$(228,759)	$67,909	$(700,052)	$304,996
CARES Act grant recognition	—	—	(240,648)	—
Changes in fair value of fuel derivative instruments	(1,140)	(3,602)	(2,105)	(5,694)
Unrealized loss on non-designated foreign exchange positions	904	—	1,327	—
Change in unrealized loss (gain) on foreign debt	7,218	(1,558)	14,759	696
Gain on sale of aircraft	—	—	—	(1,948)
Special items	5,704	—	184,111	—
Nonoperating special items	(1,329)	—	5,682	—
Adjusted Income (Loss) Before Income Taxes	$(217,402)	$62,749	$(736,926)	$298,050

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net Income (Loss) before Taxes	$(228,759)	$67,909	$(700,052)	$304,996
Depreciation & Amortization	36,149	39,632	151,665	158,906
Aircraft Rent	26,770	27,131	103,890	118,904
Interest and amortization of debt	(13,827)	(6,596)	(40,439)	(27,864)
EBITDAR, as reported	(152,013)	141,268	(404,058)	610,670
Add: CARES Act grant recognition	—	—	(240,648)	—
Add: changes in fair value of fuel derivative instruments	(1,140)	(3,602)	(2,105)	(5,694)
Add: unrealized loss on non-designated foreign exchange positions	904	—	1,327	—
Add: unrealized loss (gain) on foreign debt	7,218	(1,558)	14,759	696
Add: gain on sale of aircraft	—	—	—	(1,948)
Add: special items	5,704	—	184,111	—
Add: nonoperating special items	(1,329)	—	5,682	—
Adjusted EBITDAR	$(140,656)	$136,108	$(440,932)	$603,724

Operating Costs per Available Seat Mile (CASM)

The Company has separately listed in the table below its fuel costs per ASM and non-GAAP unit costs, excluding fuel and non-recurring items. These amounts are included in CASM, but for internal purposes the Company consistently uses cost metrics that exclude fuel and non-recurring items (if applicable) to measure and monitor its costs.

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020		2019		2020		2019
	(in thousands, except CASM data)
GAAP operating expenses	$359,161		$638,853		$1,492,424		$2,504,751
Aircraft fuel, including taxes and delivery	(26,338)		(137,283)		(161,363)		(542,573)
CARES Act PSP grant recognition	—		—		240,648		—
Gain on sale of aircraft	—		—		—		1,948
Special items	(5,704)		—		(184,111)		—
Adjusted operating expenses	$327,119		$501,570		$1,387,598		$1,964,126
Available Seat Miles	1,453,062		5,255,202		7,560,486		20,596,711
CASM—GAAP	24.72	¢	12.16	¢	19.74	¢	12.16	¢
Aircraft fuel, including taxes and delivery	(1.82)		(2.62)		(2.13)		(2.62)
CARES Act PSP grant recognition	—		—		3.18		—
Gain on sale of aircraft	—		—		—		0.00
Special items	(0.39)		—		(2.44)		—
Adjusted CASM	22.51	¢	9.54	¢	18.35	¢	9.54	¢

Pre-tax margin
The Company excludes unrealized (gains) losses from fuel derivative contracts and foreign debt, losses on the sale of aircraft and non-recurring items from pre-tax margin for the same reasons as described above.

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Pre-Tax Margin, as reported	(152.8)%	9.6%	(82.9)%	10.8%
Add: CARES Act grant recognition	—	—	(28.5)	—
Add: changes in fair value of fuel derivative instruments	(0.7)	(0.5)	(0.2)	(0.2)
Add: unrealized loss on non-designated foreign exchange positions	0.6	—	0.2	—
Add: unrealized loss (gain) on foreign debt	4.8	(0.2)	1.7	—
Add: gain on sale of aircraft	—	—	—	(0.1)
Add: special items	3.8	—	21.8	—
Add: nonoperating special items	(0.9)	—	0.7	—
Adjusted Pre-Tax Margin	(145.2)%	8.9%	(87.2)%	10.5%

Exhibit Index

(d) Exhibits.
99.1	Risk Factors Supplementing the Risk Factors Previously Disclosed in Hawaiian Holdings, Inc.’s Quarterly Report on Form 10-Q for the Fiscal Quarter Ended September 30, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 26, 2021

HAWAIIAN HOLDINGS, INC.

	By:	/s/ Shannon L. Okinaka
		Name:	Shannon L. Okinaka
		Title:	Executive Vice President, Chief Financial Officer and Treasurer